MEMORANDUM OF CHANGES

                    VOYAGEUR UNIT INVESTMENT TRUST, SERIES 8

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of Securities on March 4, 1997, and to set forth certain statistical data based thereon.

         COVER PAGE.   The series number and the Trust in the Fund have been
                       added. Information relating to the sales charge and the price of the offering if the units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         PAGE 5. The "Summary of Essential Financial Information" table has been completed.

         PAGES 17-21.  The issuers of the Securities have been listed.

         PAGE 24.      The Taxation section has been updated.

         PAGE 45.      The Independent Auditors' Report has been completed.

         PAGE 46.      The Statement of Net Assets has been completed.

         PAGES 47-49.  The Schedule of Investments and the Notes thereto have been completed.

         BACK COVER    The Series numbers, the Trust in the Fund and the date
                       of the Prospectus have been included.